Exhibit 10.36

Envision Healthcare Holdings, Inc. Senior Executive Bonus Plan

I.  Purposes

The purposes of the Envision Healthcare Holdings, Inc. Senior Executive Bonus Plan (the “Plan”) are to retain and motivate certain executive officers of the Company or any of its Subsidiaries who have been designated by the Compensation Committee (the “Committee”) to participate in the Plan by providing them with the opportunity to earn performance-based incentive payments.  It is intended that all amounts payable to Participants who are “covered employees” within the meaning of Section 162(m) of the Code will constitute “qualified performance-based compensation” within the meaning of the U.S. Treasury regulations promulgated thereunder, and the Plan and the terms of any Awards hereunder shall be so interpreted and construed to the maximum extent possible.

II.  Certain Definitions

“Adjusted EBITDA” shall mean, for a Performance Period, net income before equity in earnings of unconsolidated Subsidiary, income tax expense, loss on early debt extinguishment, interest and other (expense) income, realized gain (loss) on investments, interest expense, equity-based compensation expense, related party management fees, restructuring charges and depreciation and amortization expense and net income attributable to noncontrolling interests.

“Award” shall mean any incentive payment made to a Participant pursuant to the Plan.

“Board” shall mean the Board of Directors of the Company.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Committee” shall mean the Compensation Committee of the Board or such other committee or subcommittee designated by the Board that satisfies any then applicable requirements of the principal national stock exchange on which the common stock of the Company is then traded to constitute a compensation committee, and which, as to any compensation intended to qualify as performance-based compensation under Section 162(m) of the Code, shall consist of two or more members, each of whom is an “outside director” within the meaning of Section 162(m) of the Code.

“Company” shall mean Envision Healthcare Holdings, Inc., a Delaware corporation and any successor thereto.

“Covered Employee” means any “covered employee” as defined in Section 162(m) of the Code.

“Designation Period” shall mean, with respect to any Performance Period, a period commencing on or before the first day of the Performance Period and ending not later than the earlier of (i) 90 days after the commencement of the Performance Period and (ii) the date on which twenty-five percent (25%) of the Performance Period has been completed.  Any action required to be taken within a Designation Period may be taken at a later date if permissible under Section 162(m) of the Code.

“Participant” shall mean, for a Performance Period, the Company’s Chief Executive Officer, the Company’s Chief Operating Officer, Chief Financial Officer, the Presidents of each of the Company’s operating divisions, and any other executive officer of the Company who is designated to participate in the Plan by the Committee on or before March 30 of such Performance Period (or such later date, if any, as permitted under Code Section 162(m)).

“Performance Period” shall mean the fiscal year of the Company; provided, however, that the Committee may designate that the Performance Period for an Award be more than one fiscal year (with any such designation by the Committee to be made within the time period permitted under Code Section 162(m)).

“Plan” shall mean the Envision Healthcare Holdings, Inc. Senior Executive Bonus Plan as set forth herein, as it may be amended from time to time.

“Section 162(m) of the Code” means Section 162(m) of the Code, as amended from time to time, and the applicable rules and regulations promulgated thereunder.

“Section 409A of the Code” means Section 409A of the Code, as amended from time to time, and the applicable rules and regulations promulgated thereunder.

“Subsidiary” shall mean any entity that is directly or indirectly controlled by the Company or any entity in which the Company directly or indirectly has at least a 50% equity interest.

III.  Administration

3.1.                            General.  The Plan shall be administered by the Committee, which shall have the full power and authority to interpret, construe and administer the Plan and any Award granted hereunder (including reconciling any inconsistencies, correcting any defaults and addressing any omissions).  The Committee’s interpretation, construction and administration of the Plan and all its determinations hereunder shall be final, conclusive and binding on all persons for all purposes.

3.2.                            Powers and Responsibilities.  The Committee shall have the following discretionary powers, rights and responsibilities in addition to those described in Section 3.1:

(a)                                 to designate within the Designation Period the Participants for a Performance Period;

(b)                                 to determine the amounts of the Awards and any other material terms and conditions applicable to the Awards;

(c)                                  to decide whether, and under what circumstances and subject to what terms, Awards are to be paid on a deferred basis, including whether such a deferred payment shall be made solely at the Committee’s discretion or whether a Participant may elect deferred payment, in each case, so long as such deferral or deferral election is permissible under, and complies, with the requirements set forth in Section 409A of the Code; provided, however, that, any deferral contemplated by the Plan must be permitted by, and shall be governed by, the terms of the Emergency Medical Services Corporation Deferred Compensation Plan or any other deferred compensation plan or program pursuant to which the Participant may be entitled to defer his or her annual bonuses from time to time; and

(d)                                 to adopt, revise, suspend, waive or repeal, when and as appropriate, in its sole and absolute discretion, such administrative rules, guidelines and procedures for the Plan as it deems necessary or advisable to implement the terms and conditions of the Plan, so long as permitted under Section 162(m) of the Code.

3.3.                            Delegation of Power.  The Committee may delegate some or all of its power and authority hereunder to the Chief Executive Officer or other executive officer of the Company as the Committee deems appropriate; provided, however, that with respect to any person who is a Covered Employee or who, in the Committee’s judgment, is likely to be a Covered Employee at any time during the applicable Performance Period, only the Committee shall be permitted to (i) designate such person to participate in the Plan for such Performance Period and (ii) determine the amount of such person’s Award for such Performance Period.  Notwithstanding the foregoing, no Participant shall make decisions under the Plan with respect to his or her own compensation under the Plan, including, without limitation, regarding his or her own Award.

IV.  Awards

4.1.                            Determination of Award Amounts.  The maximum aggregate Award payable to all Participants under the Plan shall not exceed 4% of the Company’s Adjusted EBITDA for the applicable Performance Period.  The amount of each Participant’s Award for a Performance Period shall be determined by the Committee, acting in its sole discretion subject to the maximum amounts set forth above.  For the avoidance of doubt, the Committee, acting in its sole discretion using whatever individual or corporate performance goals it determines to use, may determine to pay a lesser amount with respect to an Award than the maximum specified herein.  However, no Participant shall receive payment with respect to an Award unless Adjusted EBITDA in respect of the applicable Performance Period exceeds zero.  To the extent that Awards are expressed as a percentage of Adjusted EBITDA, the exercise of negative discretion shall not operate to result in an increase to any other Participant.

4.2.                            Timing of Payment.  Any Award payment under the Plan shall be in cash and shall be paid as soon as practicable after the end of the Performance Period, but no later than March 15 of the year immediately following the end of the fiscal year that is coincident with the Performance Period (or, in the case of a Performance Period which is more than one fiscal year, no later than March 15 of the year immediately following the end of the last fiscal year in the Performance Period).  As conditions to the right of a Participant to receive an Award, (i) the Committee shall first certify in writing the Company’s Adjusted EBITDA (which must be greater than zero) and that the Award has been determined in accordance with the provisions of the Plan and (ii) such Participant must be employed by the Company on the payment date.  Notwithstanding clause (ii) of the preceding sentence but subject to the other terms and conditions of the Plan, the Committee may make an Award payment (A) in its sole discretion, to a Participant whose employment was terminated by reason of death, disability or retirement or (B) pursuant to an individual agreement between the Participant and the Company or its Subsidiary.

V.  General

5.1.                            Effective Date and Term of Plan.  The Plan shall become effective upon the effectiveness of the Company’s registration statement on Form S-1.  The Plan shall be effective with respect to fiscal years of the Company beginning on or after January 1, 2013 and it will remain in effect until it is terminated by the Committee.  Upon its adoption, the Plan is intended to supplement the 2013 Executive Short Term (2013-2014) Incentive Plan (the “2013-2014 Plan”).  From and after the effective date of the Plan, outstanding awards under the 2013-2014 Plan shall be assumed into the Plan and treated as Awards under and governed by the terms of the Plan.  It is intended that the Plan and the Awards shall qualify for the transition rule contained in Treas. Reg. §1.162-27(f)(1) of the Code during the period set forth therein and, during the period covered by such transition rule, shall be permitted to be administered consistent therewith notwithstanding any provision of this Plan to the contrary.

5.2.                            Amendment and Termination.  The Board or the Committee may at any time amend, suspend, discontinue or terminate the Plan; provided, however, that no such action shall be effective without approval by the shareholders of the Company to the extent necessary to continue to qualify the amounts payable hereunder to Covered Employees as performance-based compensation for purposes of Section 162(m) of the Code.

5.3.                            Non-Transferability of Awards.  No Award under the Plan shall be transferable other than by will, the laws of descent and distribution or pursuant to beneficiary designation procedures approved by the Company (including the procedures in Section 5.7, if applicable).  Except to the extent permitted by the foregoing sentence, no Award may be sold, transferred, assigned, pledged, hypothecated, encumbered or otherwise disposed of (whether by operation of law or otherwise) or be subject to execution, attachment or similar process.  Upon any attempt to sell, transfer, assign, pledge, hypothecate, encumber or otherwise dispose of any such Award, such Award and all rights thereunder shall immediately become null and void.

5.4.                            Tax Withholding.  The Company and each Subsidiary shall have the right and power to deduct from all amounts paid to a Participant (whether under the Plan or otherwise) or to require a Participant to remit to the Company promptly upon notification of the amount due, an amount to satisfy the minimum federal, state or local or foreign taxes or other obligations required by law to be withheld with respect thereto with respect to any Award.

5.5.                            Payment by a Subsidiary.  The Company may satisfy its obligations under the Plan with respect to a Participant by causing any Subsidiary to make the payment to which such Participant is entitled under the Plan.

5.6.                            No Right of Participation or Employment.  No person shall have any right to participate in the Plan.  Neither the Plan nor any Award shall confer upon any person any right to continued employment by the Company, any Subsidiary or any affiliate of the Company or affect in any manner the right of the Company, any Subsidiary or any affiliate of the Company to terminate the employment of any person at any time without liability hereunder.

5.7.                            Designation of Beneficiary.  If permitted by the Company, a Participant may file with the Committee a written designation of one or more persons as such Participant’s beneficiary or beneficiaries (both primary and contingent) in the event of the Participant’s death.  Each beneficiary designation shall become effective only when filed in writing with the Committee during the Participant’s lifetime on a form prescribed by the Committee.  The spouse of a married Participant domiciled in a community property jurisdiction shall join in any designation of a beneficiary other than such spouse.  The filing with the Committee of a new beneficiary designation shall cancel all previously filed beneficiary designations.  If a Participant fails to designate a beneficiary, or if all designated beneficiaries of a Participant predecease the Participant, then each outstanding Award shall be payable to the Participant’s executor, administrator, legal representative or similar person.

5.8.                            Governing Law.  The Plan and each Award, and all determinations made and actions taken pursuant thereto, to the extent not otherwise governed by the Code or the laws of the United States, shall be governed by the laws of the State of Delaware and construed in accordance therewith without giving effect to principles of conflicts of laws.

5.9.                            Other Plans.  Award payments under the Plan shall not be treated as compensation for purposes of any other compensation or benefit plan, program or arrangement of the Company or any of its Subsidiaries, unless either (i) such other plan provides compensation such as Award payments made pursuant to the Plan are to be considered as compensation thereunder or (ii) the Board or the Committee so determines in writing.  Neither the adoption of the Plan nor the submission of the Plan to the Company’s stockholders for their approval shall be construed as limiting the power of the Board or the Committee to adopt such other incentive arrangements as it may otherwise deem appropriate.

5.10.                     Binding Effect.  The Plan shall be binding upon the Company and its successors and assigns and the Participants and their beneficiaries, personal representatives and heirs.  If the Company becomes a party to any merger, consolidation or reorganization, then the Plan shall remain in full force and effect as an obligation of the Company or its successors in interest, unless the Plan is amended or terminated pursuant to Section 5.2.

5.11.                     Forfeiture of Awards under Applicable Laws or Regulations.  Awards granted under the Plan shall be subject to clawback policies as the Company may adopt or approve from time to time or as required by applicable law, regulation or stock exchange rule.  Pursuant to such clawback policies, the Company may (i) cancel, reduce, or require a Participant to forfeit any Award granted under the Plan or (ii) require a Participant to reimburse or disgorge to the Company any amounts received pursuant to the payment of an Award granted under the Plan, in each case, to the extent not prohibited by applicable law, regulation or stock exchange rule in effect on or after the effective date of the Plan.

5.12.                     Unfunded Plan; Plan Not Subject to ERISA.  The Plan is an unfunded plan and Participants shall have the status of unsecured creditors of the Company.  The Plan is not intended to be subject to the Employee Retirement Income and Security Act of 1974, as amended.

5.13.                     Limitation Period for Claims.  Any person who believes he or she is being denied any benefit or right under the Plan may file a written notice with the Committee.  Any claim must be delivered to the Committee within forty-five (45) days of the later of the payment date of the award or the specific event giving rise to the claim.  Untimely claims will not be processed and shall be deemed denied.  The Committee will notify the Participant of its decision in writing as soon as administratively practicable.  Claims not responded to by the Committee in writing within ninety (90) days of the date the written claim is delivered to the Committee shall be deemed denied.  The Committee’s decision is final and conclusive and binding on all persons.  No lawsuit relating to the Plan may be filed before a written claim is filed with the Committee and is denied or deemed denied and any lawsuit must be filed within one year of such denial or deemed denial or be forever barred.

5.14.                     409A Compliance.  The Plan is intended to provide for payments that are exempt from the provisions of Section 409A of the Code to the maximum extent possible and otherwise to be administered in a manner consistent with the requirements, where applicable, of Section 409A of the Code.  Where reasonably possible and practicable, the Plan shall be administered in a manner to avoid the imposition on Participants of immediate tax recognition and additional taxes pursuant to Section 409A of the Code.  Notwithstanding the foregoing, neither the Company nor the Committee, nor any of the Company’s directors, officers or employees shall have any liability to any person in the event Section 409A of the Code applies to any payment or right under the Plan in a manner that results in adverse tax consequences for the Participant or any of his beneficiaries or transferees.  Notwithstanding any provision of the Plan to the contrary, the Board or the Committee may unilaterally amend, modify or terminate the Plan or any right hereunder if the Board or Committee determines, in its sole discretion, that such amendment, modification or termination is necessary or advisable to comply with applicable U.S. law, as a result of changes in law or regulation or to avoid the imposition of an additional tax, interest or penalty under Section 409A of the Code.

5.15.                     Severability.  If any provision of the Plan is held unenforceable, the remainder of the Plan shall continue in full force and effect without regard to such unenforceable provision and shall be applied as though the unenforceable provision were not contained in the Plan.